Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

     We consent to the reference to our firm under the caption “Experts” and “Summary Historical Consolidated Financial Data” and to the use of our report dated February 10, 2004, with respect to the consolidated financial statements and schedule of Cornerstone Income Realty Trust, Inc. incorporated by reference in the Joint Proxy Statement of Cornerstone Income Realty Trust, Inc. and Colonial Properties Trust that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-121675) and related Prospectus.

/s/ Ernst & Young LLP

February 7, 2005
Richmond, Virginia